Exhibit 10(b)

Summary of

2015 Non-Employee Director Compensation and Stock Ownership Guidelines

On February 20, 2015, the Board of Directors of Alcoa Inc. (“Alcoa”) approved increases in the (a) annual cash retainer fee for non-employee directors from $230,000 to $240,000, (b) annual fee to serve as Lead Director from $11,000 to $25,000, and (c) stock ownership guidelines for non-employee directors from $400,000 to $750,000. Each fee increase is effective as of January 1, 2015. The remaining components of non-employee director compensation remain unchanged and are described in Alcoa’s proxy statement for its 2015 annual meeting of shareholders.

Under the stock ownership guidelines, each director is required to invest 50% of his or her retainer fee in Alcoa common stock or in Alcoa deferred share units under Alcoa’s 2005 Deferred Fee Plan for Directors, until the value of the director’s investment in Alcoa common stock and/or deferred share units reaches $750,000. The $750,000 stock ownership level must be retained until the director retires from the Board of Directors. On the first Monday in December of each year, the value of each director’s investment in Alcoa common stock and/or deferred share units will be determined, and each director will be advised whether he or she is required to invest or defer 50% of the retainer fee in Alcoa common stock or deferred share units for the coming year.

Non-Employee Director Compensation

(Effective January 1, 2015)

Annual Compensation Element	Amount
Retainer for Non-Employee Directors	$240,000
Lead Director Fee	$25,000
Audit Committee Chair Fee (includes Audit Committee Member Fee)	$27,500
Audit Committee Member Fee	$11,000
Compensation and Benefits Committee Chair Fee	$20,000
Governance and Nominating Committee Chair Fee	$16,500
Public Issues Committee Chair Fee	$16,500